EXHIBIT 11.1
                          EXAR CORPORATION AND SUBSIDIARIES
                   STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share amounts)

                                                  THREE MONTHS ENDED
                                                        JUNE 30,
                                               1996                1995


NET INCOME                                   $  2,067          $    1,734


SHARES USED IN COMPUTATION:
 Weighted average common shares outstanding     8,998               9,432
 Dilutive effect of stock options                 106                 598

 Shares used in computation                     9,104              10,030


NET INCOME PER SHARE                        $    0.23        $       0.17